Exhibit 99.1

1155 Battery Street, San Francisco, CA 94111
Investor Contact:	Allison Malkin
Integrated Corporate Relations, Inc.
(203) 682-8200

Media Contact:	Jeff Beckman
Levi Strauss & Co.
(415) 501-3317
LEVI STRAUSS & CO. ANNOUNCES SECOND-QUARTER FINANCIAL RESULTS
•	Net revenues up 6%

•	Net income increases 14%

•	Debt reduced more than $50 million
SAN FRANCISCO (July 10, 2007) — Levi Strauss & Co. (LS&CO.) today announced financial results for the second quarter ended May 27, 2007, and filed its second-quarter 2007 Form 10-Q with the Securities and Exchange Commission.
Second-quarter results reflect continued growth momentum, with net revenue improvements in each of the company’s three regions. Net income also improved for the period.
Net revenues for the second quarter were $1,016 million compared to $961 million for the same quarter in 2006, a 6 percent increase. The increase primarily reflects the success of upgraded and premium products worldwide, strong growth in emerging markets in the Asia Pacific region, and incremental revenues from additional brand-dedicated retail stores worldwide. Net revenues also benefited from favorable currency exchange rates during the period.
Net income for the second quarter increased 14 percent to $46 million compared to $40 million in the same quarter of 2006. Net income benefited from lower interest expense as a result of debt repayment and lower interest rates obtained through refinancing actions taken during 2006 and 2007. Refinancing-related costs also were lower in the 2007 period. These improvements were partially offset by higher income tax expense in the second quarter of 2007 compared to the same quarter of 2006 primarily due to a higher discrete tax benefit in the 2006 period.
“Our growth momentum continues,” said John Anderson, chief executive officer. “Our premium products are resonating with consumers. North America — our largest region — is delivering good revenue performance, and I’m particularly pleased with Europe’s progress. We have more work to do in Japan, Korea and the U.S. Levi Strauss Signature® brand, but our solid first half puts us on track for a good year.”
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LS&CO. Q2 2007 Results/Add One
July 10, 2007
Second-Quarter 2007 Results
•	Gross profit increased 4 percent to $463 million for the second quarter compared to $446 million for the same period of 2006. Gross margin decreased 1 percent to 45.6 percent of net revenues for the quarter compared to 46.4 percent of net revenues in the same period last year. The lower gross margin reflects increased sales allowances and markdowns, and sales growth of lower-margin products.

•	Selling, general and administrative expenses for the quarter increased 7 percent to $345 million from $324 million in the 2006 period. Higher SG&A expenses in the 2007 period were primarily attributable to increased selling expense related to new company-operated stores, and higher distribution and marketing expenses in line with the improved net revenues for the quarter.

•	Operating income increased 3 percent to $118 million compared to $115 million for the second quarter of 2006. Operating income improved due to lower restructuring charges in the 2007 period compared to 2006.

•	Interest expense decreased 10 percent for the quarter to $56 million compared to $62 million for the prior year period. The decrease is the result of our debt refinancing and debt reduction actions taken during 2006 and 2007, which resulted in lower debt levels and lower average borrowing rates.
“We delivered another quarter of net revenue and net income growth. Our strong cash flow allowed us to further reduce debt while we continue to invest in the business,” said Hans Ploos van Amstel, chief financial officer. “Given our first-half performance, we expect modest net revenue and net income growth for the fiscal year.”
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LS&CO. Q2 2007 Results/Add Two
July 10, 2007
Investor Conference Call
The company’s second-quarter investor conference call will be available through a live audio Webcast at http://www.levistrauss.com/Financials/EarningsWebcasts.aspx today, July 10, 2007, at 1 p.m. PDT / 4 p.m. EDT. A replay is available on the Web site the same day and will be archived for one month. A telephone replay also is available through July 17, 2007, at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 5250449.
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2006, especially in the Management’s Discussion and Analysis - “Financial Condition and Results of Operations” and “Risk Factors” sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
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LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	May 27,	November 26,
	2007	2006
ASSETS	(Dollars in thousands)
Current Assets:
Cash and cash equivalents	$307,202	$279,501
Restricted cash	1,641	1,616
Trade receivables, net of allowance for doubtful accounts of $14,374 and $17,998	489,346	589,975
Inventories:
Raw materials	13,611	13,543
Work-in-process	14,776	13,479
Finished goods	513,669	523,041

Total inventories	542,056	550,063
Deferred tax assets, net	101,759	101,823
Other current assets	75,936	86,292

Total current assets	1,517,940	1,609,270
Property, plant and equipment, net of accumulated depreciation of $565,718 and $530,413	400,645	404,429
Goodwill	206,227	203,989
Other intangible assets, net	42,803	42,815
Non-current deferred tax assets, net	464,850	457,105
Other assets	79,616	86,457

Total assets	$2,712,081	$2,804,065

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term borrowings	$10,536	$11,089
Current maturities of capital leases	1,674	1,608
Accounts payable	198,065	245,629
Restructuring liabilities	13,125	13,080
Other accrued liabilities	172,190	194,601
Accrued salaries, wages and employee benefits	192,376	261,234
Accrued interest payable	58,639	61,827
Accrued income taxes	53,258	14,226

Total current liabilities	699,863	803,294
Long-term debt	2,149,475	2,206,323
Long-term capital leases, less current maturities	2,262	3,086
Postretirement medical benefits	326,411	379,188
Pension liability	190,077	184,090
Long-term employee related benefits	121,958	136,408
Long-term income tax liabilities	24,170	19,994
Other long-term liabilities	44,442	46,635
Minority interest	13,831	17,138

Total liabilities	3,572,489	3,796,156

Commitments and contingencies (Note 5)
Temporary equity	4,841	1,956

Stockholders’ deficit:
Common stock—$.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	88,880	89,837
Accumulated deficit	(827,128)	(959,478)
Accumulated other comprehensive loss	(127,374)	(124,779)

Stockholders’ deficit	(865,249)	(994,047)

Total liabilities, temporary equity and stockholders’ deficit	$2,712,081	$2,804,065

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	May 27,	May 28,	May 27,	May 28,
	2007	2006	2007	2006
	(Dollars in thousands)
	(Unaudited)

Net sales	$997,323	$944,464	$2,013,622	$1,892,338
Licensing revenue	19,037	16,347	40,143	36,114

Net revenues	1,016,360	960,811	2,053,765	1,928,452
Cost of goods sold	553,233	515,071	1,093,023	1,017,593

Gross profit	463,127	445,740	960,742	910,859
Selling, general and administrative expenses	344,792	323,621	640,354	614,916
Restructuring charges, net	66	7,262	12,881	10,449

Operating income	118,269	114,857	307,507	285,494
Interest expense	55,777	61,791	113,502	128,088
Loss on early extinguishment of debt	14,299	32,951	14,329	32,958
Other income, net	(4,306)	(3,429)	(17,894)	(4,577)

Income before income taxes	52,499	23,544	197,570	129,025
Income tax expense (benefit)	6,784	(16,658)	65,220	35,009

Net income	$45,715	$40,202	$132,350	$94,016

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	May 27,	May 28,
	2007	2006
	(Dollars in thousands)
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$132,350	$94,016
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,614	31,083
Asset impairments	7,318	—
Loss (gain) on disposal of property, plant and equipment	238	(1,169)
Unrealized foreign exchange gains	(7,150)	(949)
Realized loss on foreign currency contracts not designated for hedge accounting	3,036	—
Postretirement benefit plan curtailment gain	(25,321)	—
Write-off of unamortized costs associated with early extinguishment of debt	6,570	16,051
Amortization of deferred debt issuance costs	2,816	5,281
Stock-based compensation	1,928	—
Allowance for doubtful accounts	(387)	(1,041)
Change in operating assets and liabilities:
Trade receivables	96,719	166,370
Inventories	809	28,396
Other current assets	12,735	(9,175)
Other non-current assets	(7,144)	(31,449)
Accounts payable and other accrued liabilities	(67,022)	(40,366)
Income tax liabilities	42,764	23,860
Restructuring liabilities	(2,046)	1,585
Accrued salaries, wages and employee benefits	(85,617)	(63,595)
Long-term employee related benefits	(18,538)	(16,223)
Other long-term liabilities	(1,838)	(456)
Other, net	582	(1,665)

Net cash provided by operating activities	126,416	200,554

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(30,200)	(27,492)
Proceeds from sale of property, plant and equipment	500	1,804
Acquisition of retail stores	(2,502)	(1,213)
Foreign currency contracts not designated for hedge accounting	(3,036)	—

Net cash used for investing activities	(35,238)	(26,901)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	322,563	475,690
Repayments of long-term debt	(380,845)	(491,875)
Net decrease in short-term borrowings	(1,832)	(2,544)
Debt issuance costs	(1,219)	(11,916)
Restricted cash	(8)	1,514
Dividends to minority interest shareholders of Levi Strauss Japan K.K.	(3,141)	—

Net cash used for financing activities	(64,482)	(29,131)

Effect of exchange rate changes on cash	1,005	2,849

Net increase in cash and cash equivalents	27,701	147,371
Beginning cash and cash equivalents	279,501	239,584

Ending cash and cash equivalents	$307,202	$386,955

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$108,227	$112,534
Income taxes	19,352	42,753
The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.